Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of M&T Bank Corporation of our report dated February 16, 2022 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in M&T Bank Corporation’s Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ PricewaterhouseCoopers LLP

Buffalo, New York

April 4, 2022